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                                                                   EXHIBIT 11.1
                            BUCKEYE PARTNERS, L.P.
                       COMPUTATION OF EARNINGS PER UNIT
             (IN THOUSANDS, EXCEPT FOR UNITS AND PER UNIT AMOUNTS)

                                                  YEAR ENDED DECEMBER 31,
                                              ---------------------------------
                                                 1995       1994        1993
                                              ---------- ----------  ----------
Income from continuing operations before
 extraordinary charge.......................    $ 49,840    $48,086     $41,654
Loss from disposal of discontinued
 operations.................................         --         --         (127)
Extraordinary charge on early extinguishment
 of debt....................................         --      (2,269)     (2,161)
                                              ---------- ----------  ----------
Net income..................................    $ 49,840    $45,817     $39,366
                                              ========== ==========  ==========
Primary earnings per Unit:
  Income from continuing operations before
   extraordinary charge.....................    $   4.10    $  3.96     $  3.43
  Loss from disposal of discontinued
   operations...............................         --         --        (0.01)
  Extraordinary charge on early
   extinguishment of debt...................         --       (0.19)      (0.18)
                                              ---------- ----------  ----------
  Net income................................    $   4.10    $  3.77     $  3.24
                                              ========== ==========  ==========
Fully-diluted earnings per Unit:
  Income from continuing operations before
   extraordinary charge.....................    $   4.10    $  3.96     $  3.43
  Loss from disposal of discontinued
   operations...............................         --         --        (0.01)
  Extraordinary charge on early
   extinguishment of debt...................         --       (0.19)      (0.18)
                                              ---------- ----------  ----------
  Net income................................    $   4.10    $  3.77     $  3.24
                                              ========== ==========  ==========
Average number of Units outstanding:
  Units outstanding at December 31,.........  12,146,124 12,131,640  12,121,212
  Exercise of Options reduced by the number
   of Units purchased with proceeds (Prima-
   ry)......................................      17,387     20,376      18,945
                                              ---------- ----------  ----------
  Total Units outstanding--Primary..........  12,163,511 12,152,016  12,140,157
                                              ========== ==========  ==========
  Units outstanding at December 31,.........  12,146,124 12,131,640  12,121,212
  Exercise of Options reduced by the number
   of Units purchased with proceeds (Fully-
   diluted).................................      20,563     20,268      25,589
                                              ---------- ----------  ----------
  Total Units outstanding--Fully-diluted....  12,166,687 12,151,908  12,146,801
                                              ========== ==========  ==========

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Although not required to be presented in the income statement under provisions of APB Opinion No. 15, this calculation is submitted in accordance with Regulations S-K item 601(b)(11).